Exhibit 99.11

745 Seventh Avenue New York, NY 10019 United States

December 10, 2012

CONSENT OF BARCLAYS CAPITAL INC.

Our opinion was rendered for the use and benefit of Georgia Gulf Corporation’s board of directors (in its capacity as such) in connection with its evaluation of the proposed transaction with Eagle Spinco Inc. We understand that Eagle Spinco Inc. has determined to include our opinion in its registration statement on Form S-4/S-1 solely because it was included in Georgia Gulf Corporation’s proxy statement delivered to its stockholders in connection with the special meeting to approve the issuance of shares of Georgia Gulf Corporation common stock in the proposed transaction with Eagle Spinco Inc.

In connection therewith, we hereby consent to the inclusion of our opinion letter, dated July 18, 2012, to the Board of Directors of Georgia Gulf Corporation, as Annex A to, and the reference thereto under the caption “The Transactions—Opinions of Georgia Gulf’s Financial Advisors—Barclays” in, the prospectus forming part of the registration statement on Form S-4/S-1 of Eagle Spinco Inc.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Our opinion is not intended to be and does not constitute a recommendation to any person or entity as to how to act with respect to any matter relating to the transactions contemplated by such registration statement or otherwise.

Very truly yours, BARCLAYS CAPITAL INC.

By:	/s/ Kenneth Grahame
Name:	Kenneth Grahame
Title:	Managing Director